Exhibit 10.3

SHAREHOLDER LOAN AGREEMENT

THIS SHAREHOLDER LOAN AGREEMENT (this "Agreement") dated this 24th day of April, 2020

BETWEEN:

Paul Spivak of 309 Lake Breeze Cv, Eastlake, OH 44095
(the "Shareholder")

OF THE FIRST PART

and

Intellitronix Corp. of 34099 Melinz Pkwy, Unit E, Eastlake OH 44095
(the "Corporation")

OF THE SECOND PART

BACKGROUND:

A.	The Corporation is duly incorporated in the State of Ohio.

B.	The Shareholder holds shares in the Corporation and agrees to loan certain monies to the Corporation.

IN CONSIDERATION OF the Shareholder providing the Loan to the Corporation, and the Corporation repaying the Loan to the Shareholder, both parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

Loan Amount & Interest

1.	The Shareholder promises to loan four hundred eight thousand ($408,000.00) USD to the Corporation (the "Loan") and the Corporation promises to repay this principal amount to the Shareholder at such address as may be provided in writing, with interest payable on the unpaid principal at the rate of 6 percent per annum, calculated yearly not in advance.

Payment

2.	The Loan will be repaid in full 1 year(s) from the execution of this Agreement.

3.	At any time while not in default under this Agreement, the Corporation may pay the outstanding balance then owing under this Agreement to the Shareholder without further bonus or penalty.

Default

4.	Notwithstanding anything to the contrary in this Agreement, if the Corporation defaults in the performance of any obligation under this Agreement, then the Shareholder may declare the principal amount owing under this Agreement at that time to be immediately due and payable.

Governing Law

5.	This Agreement will be construed in accordance with and governed by the laws of the State of Ohio.

Costs

6.	All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Corporation, will be added to the principal then outstanding and will immediately be paid by the Corporation.

Assignment

7.	This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Corporation. The Corporation waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

8.	This Agreement may only be amended or modified by a written instrument executed by both the Corporation and the Shareholder.

Severability

9.	The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions

10.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

11.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 24th day of April, 2020

Intellitronix Corp.

Per: PAUL SPIVAK, President and CEO

/s/ Paul Spivak
Paul Spivak